EXHIBIT 99.1

March 29, 2007

Brandon Burgess
President and Chief Executive Officer

W. Larry Patrick
Chairman of the Board
ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401

Gentlemen:

Thank you for your letter of March 19, 2007. We appreciate the time and effort spent by ION Media Networks, Inc. (the ACompany@), its Board of Directors (the ABoard@) and all of their respective advisors in reviewing our proposal and providing a constructive response. In an effort to address the concerns raised in the March 19 letter, we are hereby modifying our January 17 and February 22, 2007 proposals to further improve the capital structure of the Company and to enhance the benefits to the Company=s various stakeholders.

As part of the modified proposal, Citadel has committed to invest an additional $100 million of capital in the Company, which will enhance liquidity and provide funding to achieve growth. In addition, we have significantly improved the recovery and upside participation offered to the holders of the 14 3% and 9 :% Preferred Stock in the proposed exchange offer. We believe the premium recovery offered and the ability to participate in the future growth of the business represents superior value for the existing holders of the 14 3% and 9 :% Preferred Stock and should ensure a successful exchange. The proposal significantly lowers the pro forma recurring fixed charges of the business and dramatically reduces the fixed claims on the Company after a mandatory conversion of the various convertible securities. Also, we have lowered the interest and dividend accrual of the pro forma securities, so that the mandatory conversion thresholds are more easily attained. We believe the revised proposal is the best course of action for the Company and represents significant value for all of the Company=s security holders. The following is a summary of the key modifications:

$ Premium and Meaningful Upside Incentives for Preferred Stockholders. Holders of 14 3% Preferred Stock would be offered an initial exchange ratio of 75% of the current face amount of their securities (the accreted value as of May 15, 2006) and depending on the level of participation of holders of 14 3% Preferred Stock in the exchange offer, holders of 9 :% Preferred Stock would be offered an initial exchange ratio of 40-45% of the current face amount of their securities (the accreted value as of September 30, 2006). Both holders of 14 3% and 9 :% Preferred Stock would be eligible to further enhance their recovery in the exchange offer through sharing in the equity upside of the Company from the receipt of newly issued Series A and Series B Convertible Callable Subordinated Debt with a conversion price of $0.90 per share. Upon conversion, the holders of the Series A and Series B Convertible Callable Subordinated Debt will receive non-voting common stock. Through the conversion feature, holders of 14 3% Preferred Stock could receive up to 100% recovery of the current face amount of their securities and holders of 9 :% Preferred Stock could receive up to 70% recovery of the current face amount of their securities, above which the company would have the right to call the securities. Both the Series A and Series B Convertible Callable Subordinated Debt would carry a 7% simple coupon, which may be accrued non-cash or paid in cash, at the option of the Company. Citadel will exchange its nearly $100 million of 14 3% and 9 :% Preferred Stock into Series A and Series B Convertible Callable Subordinated Debt.

The initial 75% exchange ratio represents a 13% premium to the unaffected trading price of the 14 3% Preferred Stock prior to December 8, 2006, the release date of press articles that speculated that a Citadel/NBCU proposal was forthcoming. The initial 75% exchange ratio represents a 1% premium to the last trading price prior to the submission of the Citadel/NBCU proposal on January 17, 2007. In addition to the initial 75% exchange ratio, holders of the 14 3% Preferred Stock would have the opportunity to receive up to 100% of the current face amount of their securities. This upside potential represents a nearly 28% premium to the last trading price prior to the submission of the current offer.

The initial 40-45% exchange ratio represents a 12-26% premium to the mid-market price of the 9 :% Preferred Stock prior to the submission of the Citadel/NBCU proposal on January 17, 2007. In addition to the initial 40-45% exchange ratio, holders of the 9 :% Preferred Stock would have the opportunity to receive up to 70% of the current face amount of their securities. This upside potential represents a 60+% premium to the last mid-market price prior to the submission of the current offer.

These initial exchange ratio premiums alone are above and beyond the premiums offered to and accepted by stakeholders in comparable transactions, such as the Charter and Qwest exchange offers. However, unlike such comparable transactions, the holders of the 14 3% and 9 :% Preferred Stock have the opportunity to meaningfully participate in the upside of the equity of the Company. These exchange terms represent a significant increase in value for the preferred holders compared to the January 17 proposal and we believe will lead to a highly successful exchange.

$ Additional Funding from Citadel. At the time that we execute definitive documents with respect to the transactions, Citadel will commit to provide an additional capital investment of $100 million in the Company in the form of Series C Convertible Subordinated Debt to be funded concurrently with the closing of the transactions. We believe this new investment will have a positive effect on the Company=s liquidity and will further enhance the Company=s overall value and growth prospects. The Series C Convertible Subordinated Debt would rank pari passu with the Series A and Series B Convertible Callable Subordinated Debt and would similarly carry a 7% simple coupon, which may be accrued non-cash or paid in cash, at the option of the Company. The conversion price of the Series C Convertible Subordinated Debt would be $0.75 per share.

$ Lower Fixed Charges. The Convertible Subordinated Debt that holders of 14 3% and 9 :% Preferred Stock would receive in the exchange offer would bear 7% annual simple interest. In addition, we have eliminated the dividend on the $231 million of Series C Convertible Preferred Stock. These changes would reduce the initial fixed charges of the company from $220 million in our January 17 proposal to $188 million in the current offer. Following mandatory conversion of the convertible securities, fixed charges would be reduced from $163 million in our January proposal to $109 million in the current offer.

$ Reduced Debt Level. Due to the $100 million capital investment and the higher recovery rates for 14 3% and 9 :% Preferred Stock in the exchange offer, assuming a successful exchange of 14 3% and 9 :% Preferred Stock, the fixed claims in the Company=s capital structure immediately following the consummation of the proposed transactions would be approximately $2.4 billion. However, following mandatory conversion of the convertible securities, the aggregate amount of fixed claims would be reduced to $1.1 billion in the current offer as compared to the $1.6 billion in our January proposal.

$ Mandatory Conversion Price. The mandatory conversion price for shares of Series C Preferred Stock would be fixed at $0.75 per share, and would not increase over time. The conversion prices for the other convertible securities would increase, but only on a non-compounded basis and at manageable rates of 7% for the Convertible Subordinated Debt and 8% for the Series A and Series B Preferred Stock. We believe that under this structure the Company would be well positioned to grow into valuation levels that would trigger the mandatory conversion of the various convertible securities.

$ Reverse Stock Split. The second-step merger would be replaced by a reverse stock split of shares of Class A common stock following the Call Closing and all fractional shares of Class A common stock resulting therefrom will be cashed out at the tender offer price.

The aforementioned changes are reflected in the pro forma capitalization table that is included as Exhibit A hereto.

We have made significant progress preparing a draft Master Transaction Agreement (the AAgreement@) and the ancillary agreements contemplated by the Agreement to reflect the proposals previously communicated to the Company and the Board on January 17 and February 22, 2007, respectively, as well as the modifications set forth in this letter. We plan to send you a draft Agreement in short order so that you and your advisors can commence negotiations with us and our advisors with respect to definitive documentation and ensure that all necessary definitive documentation will be executed by May 6, 2007.

We wish to emphasize that should the May 6, 2007 deadline lapse, the Board would deprive holders of Class A common stock of the right to receive the cash consideration contemplated by our proposal in the tender offer. The November 7, 2005 agreements contemplated distribution of shares of Series B Preferred Stock to holders of Class A common stock were they not to receive the tender offer price. However, holders of Class A common stock may not deem receipt of small illiquid positions of Series B Preferred Stock to represent an equivalent alternative. This is evidenced by the trading levels of the common stock prior to the announcement of the Citadel/NBCU proposal. The market was already aware of the right of holders of Class A common stock to receive shares of Series B Preferred Stock should the tender offer not occur by May 7, 2007, yet the trading price of Class A common stock pre-announcement, which reflected the right to receive this consideration, was in the range of $0.50 per share. It was not until the Citadel/NBCU proposal was announced that the stock price rose to its current trading levels of around $1.30 per share. We believe that if we do not execute definitive documents with respect to the transactions by May 7, 2007, the trading price of the Class A common stock would fall back to levels similar to the pre-announcement trading price.

We believe that the modifications to our proposals, as set forth in this letter, take into account the Board=s observations in its letter to us of March 19, 2007 and result in a substantial increase in the benefits of our proposal for the Company and its shareholders. We have no additional capacity to enhance the economics of our proposal. We look forward to discussing our modified proposals with you and your advisors, as well as the draft Agreement and other ancillary agreements that we will be sending as soon as we can. Our proposal will be withdrawn if we do not receive your response by 5 p.m. EDT on Friday, April 6, 2007.

Except as modified herein, our proposal remains subject to the conditions contained in our proposal of January 17, 2007, as modified in our February 22, 2007 proposal.

In the interim, please do not hesitate to contact either of the undersigned if you have any questions.

Very truly yours,

CITADEL LIMITED PARTNERSHIP By:Citadel Investment Group, LLC, its General Partner	NBC UNIVERSAL, INC.

By: /s/ Matthew Hinerfeld	By: /s/ Bruce Campbell

Name: Matthew Hinerfeld Title: Managing Director and Deputy General Counsel	Name: Bruce Campbell Title: Executive Vice President, Business Development

Exhibit A

Security	Rank	Simple Coupon	Fixed Claims	Fixed Charges	Conversion Price (a)	Call Price (a)
Senior Debt			$1,130	$109

	Pari Passu with
Series A	Series B/C
Convertible	Convertible
Subordinated Debt	Subordinated Debt	7.00%	$427	$30	$0.90	$1.20

	Pari Passu with
Series B	Series A/C
Convertible	Convertible
Subordinated Debt	Subordinated Debt	7.00%	$67	$5	$0.90	$1.58

	Pari Passu with
Series C	Series A/B
Convertible	Convertible
Subordinated Debt	Subordinated Debt	7.00%	$100	$7	$0.75	NA

Series A	Junior to Series
Convertible	A/B/C Convertible
Preferred Stock	Preferred Stock	8.00%	$95	$8	$0.75	NA

Series B	Junior to Series A
Convertible	Convertible
Preferred Stock	Preferred Stock	8.00%	$375	$30	$0.75	NA

Series C-1	Junior to Series B
Convertible	Convertible
Preferred Stock	Preferred Stock	0.00%	$31	$0	$0.75	NA

Series C-2	Junior to Series B
Convertible	Convertible
Preferred Stock	Preferred Stock	0.00%	$200	$0	$0.89	NA

Pre-Mandatory Conversion			$2,424	$188

Less: Mandatorily Convertible Securities			($1,294)	($79)

Post-Mandatory Conversion			$1,130	$109

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Note: Assumes 100% exchange acceptance.
(a) Conversion and call prices accrue at corresponding simple interest rates.